EXHIBIT 8

[MAUPIN TAYLOR, P.A. LETTERHEAD]

______________, 2003

Board of Directors
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

Board of Directors
The Community Bank
616 South Key Street
Pilot Mountain, North Carolina 27041-9998
Gentlemen:

     You have requested the opinion of Maupin Taylor, P.A. (“Maupin Taylor”) regarding certain federal income tax consequences resulting from a proposed transaction. In the proposed transaction (the “Merger”), The Community Bank (“Community”), a state-chartered commercial bank, will merge with and into Interim Community Bank (“Interim”), a state-chartered commercial bank (with no operations, which has the sole purpose of being merged with Community) whereupon the separate existence of Community will cease. Interim is a wholly-owned subsidiary of Southern Community Financial Corporation (“Financial Corporation”). The transaction is intended to meet the requirements of Section 368(a)2(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Financial Corporation has agreed to maintain Interim as a separate subsidiary for at least one year following the Effective Time of the Merger. Community shareholders will be permitted to elect to receive, subject to certain limitations described in the agreement and plan of share exchange, either Financial Corporation stock, a specified amount of cash with respect to each share of their Community stock or a combination of Financial Corporation stock and cash. Unless otherwise defined herein, defined terms shall have the meaning set out in the Merger Agreement referenced and defined below. You have submitted for our consideration:

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

•	Certain representations as to the proposed transaction ( the “Representations”); and

•	A copy of the Agreement and Plan of Share Exchange by and between Financial Corporation, Interim and Community dated July 30, 2003, with all amendments thereto including, without limitation, the Plan of Merger and all amendments thereto (collectively the “Merger Agreement”)( collectively the Representations and the Merger Agreement are referred to as the “Documents”).

     We assume that all steps will be taken under state and federal law to effect the Merger and will be consistent with all legal documentation and with the description of the steps in the Documents. Any changes to such Documents may adversely affect the analysis and opinions provided herein.

     In addition, we have assumed that Financial Corporation and Interim will report the Merger on their respective federal income tax returns in a manner consistent with the opinions set forth herein and will otherwise comply with all applicable reporting provisions of the Code and Treasury Regulations (the “Regulations”) promulgated thereunder. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger.

Facts with Respect to the Merger

     Based on the Documents presented to us to prepare this opinion, it is our understanding that the facts set out below are accurate, true, correct and complete in all material respects.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     Financial Corporation is a registered bank holding company organized under the laws of the State of North Carolina, validly existing under the laws of the State of North Carolina and has the requisite corporate power and authority to carry on its business as now being conducted. Financial Corporation is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition or results of the operations of Financial Corporation.

     Financial Corporation’s authorized capital stock consists of one million shares of preferred stock, no par value, and 30 million shares of common stock, no par value, one vote per share. None of the preferred stock is issued and outstanding. With respect to the common stock, no more than 8,791,683 shares, plus such number of additional shares, if any, as shall be issued by Financial Corporation after July 30, 2003, pursuant to paragraph 5.02b of the Merger Agreement (which relates in significant part to the exercise of stock options or the conversion of convertible trust preferred securities). Such shares shall constitute all the issued and outstanding shares of Financial Corporation’s outstanding equity securities.

     Each outstanding share of Financial Corporation Stock (i) has been duly authorized and is validly issued and outstanding and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Financial Corporation Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Financial Corporation is subject to the registration and reporting requirements of the 1934 Act. Southern Community is a North Carolina banking corporation which is a wholly-owned subsidiary of Financial Corporation.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     Interim is a North Carolina banking corporation which is a wholly-owned subsidiary of Financial Corporation. Interim is organized under the laws of the state of North Carolina, is validly existing under the laws of the state of North Carolina, and has requisite corporate power and authority to carry on its business as now being conducted. All the shares of outstanding capital stock of Interim are owned of record and beneficially free and clear of all security interests and claims by Financial Corporation. All the outstanding shares of Interim are duly authorized, validly issued, fully paid, and nonassessable, except to the extent set forth in N.C. General Statute § 53-42. Interim is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition, or results of operations of Financial Corporation.

     Community is a banking corporation organized under the laws of the state of North Carolina, is validly existing under the laws of the state of North Carolina and has requisite corporate power and authority to carry on its business as now being conducted. Community is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition, or results of operations of Community.

     Community’s authorized capital stock consists of 4 million shares of common stock, $2.50 par value per share, of which no more than 1,597,863 shares, plus such number of additional shares, if any, as shall have been issued by Community Bank after June 30, 2003, as provided in paragraph 4.02(b) of the Merger Agreement (relating in significant part to the exercise of stock options issued by Community), will be issued and outstanding and constitute Community’s only outstanding securities.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     Each outstanding share of Community (i) has been duly authorized and validly issued and outstanding and is fully paid and, except to the extent set forth in N.C. G. S. § 53-42 nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. Community Stock has been registered with the Federal Deposit Insurance Corporation (“FDIC”) under the 1934 Act, and Community is subject to registration and reporting requirements of the 1934 Act. Community has no subsidiaries.

     With the exception of options to purchase shares of Community Stock which have been issued and are outstanding under the Community Stock option plans, Community does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments which are convertible into shares of Community Stock or other securities of Community; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Community or any other securities of Community; or (iii) plans, agreements or other arrangements pursuant to which shares of Community or any other securities of Community, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto have been or may be issued.

     For valid corporate business purposes, pursuant to the Merger Agreement and at the Effective Time (as that term is defined in the Merger Agreement, which Merger Agreement constitutes a plan of reorganization within the meaning of the Code), Community will merge with and into Interim with Interim as the surviving entity pursuant to § 55-11-01 of the North Carolina General Statutes. Financial Corporation, and Interim as the surviving corporation of the Merger, intend that following the Merger they shall be subject to taxation as corporations under the Code.

     The terms and conditions of the transaction are provided for in the Merger Agreement. Upon consummation of the transactions described in the Merger Agreement, all

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

outstanding shares of Community’s common stock will be converted into the right to receive 6,391,452 shares of Financial Corporation Stock and $15,164,000 in cash (subject to adjustment for any additional shares of Community Stock issued pursuant to outstanding stock options). The per share consideration is expected to be the sum of $9.49 plus four (4) shares of Financial Corporation’s common stock times the average price of Financial Corporation Stock during a period of time shortly before closing. At the time of announcement of the transactions described in the Merger Agreement, the per share value of the consideration was $47.45 based on an average price of $9.49 for Financial Corporation Stock. Subject to limitations contained in the Merger Agreement, each Community shareholder may elect the form of consideration into which his or her Community common stock will be converted and may elect to receive any combination of Financial Corporation Stock and cash. If necessary, after the receipt of elections of all Community shareholders, pro rata allocations among certain of Community’s shareholders may be required.

     At least fifty percent of the total number of shares of Community Stock outstanding at the Effective Time to be converted into merger consideration, shall be converted into Financial Corporation Stock.

     No fractional shares of Financial Corporation Stock shall be issued or delivered in connection with the exchange. In lieu of any such fractional shares, subject to the terms and conditions of paragraph 1.03 of the Merger Agreement, each holder of shares of Community Stock who would otherwise have been entitled to a fractional share of Financial Corporation stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Cash Election Price.

     Under Article 13 of the North Carolina Business Corporation Act, Community shareholders will have dissenters’ rights in connection with the Merger. Shareholders who properly exercise their dissenters’ rights will be entitled to receive a payment for the

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

appraised value of their shares in accordance with §§ 55-13-20 and 55-13-28 of the North Carolina General Statutes.

     The Merger has been approved by the Board of Directors of Financial Corporation, Interim and Community, is subject to shareholder approval of the shareholders of Financial Corporation, Interim and Community, and is subject to the receipt of regulatory approval from appropriate parties, including the Federal Reserve and the North Carolina Banking Commission.

     In addition to the foregoing statement of facts, the following representations have been made by Financial Corporation and Community, as applicable, to Maupin Taylor in connection with the Merger. Maupin Taylor has not independently verified the completeness and accuracy of any of the following representations. Maupin Taylor is relying on the representations by such parties in rendering the opinions contained herein.

Further Representations with Respect to the Merger:

     (a)  Facts relating to the Merger, as described in the Documents are accurate, true, correct, and complete in all material respects. Copies of the Documents provided to us are accurate. The Merger will be consummated in accordance with the Merger Agreement and shareholders of Financial Corporation, Interim and Community must approve the Merger.

     (b)  Community will merge with and into Interim under the applicable laws of North Carolina.

     (c)  Laws of any state other than North Carolina will not be applicable to the Merger.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     (d)  Financial Corporation, Interim, and Community will each be treated as a corporation under the laws of the state of North Carolina and will each sign the Merger Agreement which includes the plan of reorganization.

     (e)  The fair market value of Financial Corporation Stock and other consideration received by each shareholder of Community will be approximately equal to the fair market value of Community Stock surrendered in the exchange.

     (f)  Neither Financial Corporation, Community nor any subsidiary or related person has any plan or intention to acquire any of the Financial Corporation shares issued in the Merger or shares of Community prior to the Merger.

     For purposes of this representation, two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent company through ownership comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation, or (b) when a person in control of each of two corporations, sells shares of one controlled corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.

     (g)  Financial Corporation and Interim have no plan or intention to sell or otherwise dispose of any of the assets of Community acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). Unless otherwise stated, all “Section” and “Treas. Reg.” references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     (h)  The liabilities of Community assumed by Interim, and the liabilities to which the transferred assets of Community are subject, were incurred by Community in the ordinary course of its business.

     (i)  Following the Merger, Interim will continue the historical business of Community or use a significant portion of the historic business assets of Community in a business.

     (j)  Financial Corporation, Community, and the shareholders of Community will pay their respective expenses, if any, incurred in connection with the Merger.

     (k)  There is no intercorporate indebtedness existing between Financial Corporation and Community that was issued, acquired, or will be settled at a discount.

     (l)  No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(III) and (IV).

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     (m)  At the Effective Time of the Merger, the fair market value of the assets of Community transferred to Interim will equal or exceed the sum of the liabilities assumed by Interim, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n)  At the Effective Time of the Merger, the adjusted tax basis of the assets of Community transferred to Interim will equal or exceed the sum of the liabilities assumed by Interim, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (o)  Community is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     (p)  None of the compensation received by any shareholder-employee of Community will be separate consideration for, or allocable to, any of their shares of Community Stock; none of the shares of Financial Corporation Stock received by any shareholder-employee of Community will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Community will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

     (q)  The distribution of cash proceeds to Community shareholders in lieu of fractional shares of Financial Corporation will be made solely for the purpose of avoiding the expense and inconvenience to Financial Corporation of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each Community shareholder will be aggregated, and no Community shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Financial Corporation Stock.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     (r)  To the extent any shares of Financial Corporation Stock are issued pursuant to the Merger, 50% of the value of the consideration received by Community shareholders (except for shares which shall be canceled, and for dissenting shares) will be Financial Corporation Stock.

     (s)  Interim will not issue additional shares of its common stock following the transaction that would result in Financial Corporation losing control of Interim within the meaning of Section 368(c).

     (t)  The Merger will satisfy all of the requirements of, and qualify as a statutory merger under, the applicable state laws of North Carolina, and by operation of applicable state law, will result in Interim acquiring all the assets of Community and Community ceasing to exist as a separate entity.

Opinions:

     Based solely on the Documents, the above facts and representations and subject to the scope of the opinions below, it is the opinion of Maupin Taylor that with respect to the Merger:

     (1)  Provided the Merger constitutes a statutory merger under applicable state law, the Merger will constitute a tax-free reorganization within the meaning of section 368(a).

     (2)  Financial Corporation, Interim and Community will each be a party to the reorganization within the meaning of Section 368(b).

     (3)  No gain or loss will be recognized by Interim or Financial Corporation upon Interim’s receipt of the assets of Community, a party to the reorganization, subject to its

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

liabilities, in exchange for cash and Financial Corporation Stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032.

     (4)  Community shareholders who receive Financial Corporation Stock and cash in lieu of fractional shares in exchange for their shares of Community Stock will not recognize gain or loss as a result of the receipt of Financial Corporation Stock. Section 354(a)(1). However, the cash received in lieu of fractional shares will be subject to taxation as described in item 7 below.

     (5)  Gain, if any, will be recognized by Community shareholders who receive both Financial Corporation Stock and cash in exchange for their Community Stock pursuant to the Merger. Such recognized gain will be limited to an amount not in excess of the amount of cash received. Section 356(a). If the exchange has the effect of the distribution of a dividend, the amount of gain recognized that is not in excess of the shareholder’s ratable amount of undistributed earnings and profits will be treated as a dividend. Section 318(a). Any excess will continue to be treated as gain from the exchange of property. Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). Rev. Rul. 93-61, 1993-2 C.B. 118. Loss, if any, will not be recognized by Community shareholders who receive both Financial Corporation Stock and cash in exchange for their Community Stock pursuant to the Merger. Section 356(c).

     (6)  Community shareholders who receive solely cash for their Community Stock, or receive cash by exercising their dissenter’s rights, will be treated as having received the cash as a distribution in redemption of their Community Stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, the shareholder owns no beneficial interest in Financial Corporation either directly or through the application

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment for the shareholder’s Community Stock, as provided in Section 302(a) of the Code.

     (7)  The payment of cash in lieu of fractional share interests of Financial Corporation Stock will be treated as if the fractional share interests of Financial Corporation Stock were distributed as part of the Merger to the Community shareholder and then redeemed by Financial Corporation. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests and any gain will be subject to taxation. Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.

     (8)  The basis of the Financial Corporation Stock received by a shareholder of Community (including any fractional share interests to which they may be entitled) will be the same as the basis in the Community Stock surrendered in the exchange therefore decreased by the amount of money received and increased by the amount of any gain recognized (including gain treated as a dividend). Section 358(a)(1).

     (9)  The holding period of a share of Financial Corporation Stock received by a shareholder of Community (including any fractional share interests to which they may be entitled) will include the shareholder’s holding period of Community Stock which was exchanged for it, provided that Community Stock is held as a capital asset in the hands of the shareholder of Community at the Effective Time of the Merger. Section 1223(1). No gain or loss will be recognized by Community upon the deemed distribution of Financial Corporation Stock and cash to Community shareholders in the Merger, pursuant to Section 361(c).

     (10)  No gain or loss will be recognized by Community upon the transfer of its assets, subject to its liabilities, to Interim in the Merger. Sections 357(a) and 361(a).

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

     (11)  The basis of the assets of Community in the hands of Interim will be the same, in each instance, as the basis of such assets in the hands of Community immediately prior to the Merger. Section 362(b).

     (12)  The holding period of the assets of Community in the hands of Interim will include, in each instance, the period during which such assets were held by Community immediately prior to the Merger. Section 1223(2).

     (13)  The basis of the Interim stock in the hands of Financial Corporation will be increased by an amount equal to the basis of Community’s assets in the hands of Interim and decreased by the sum of the amount of the liabilities of Community assumed by Interim and the amount of liabilities to which the assets of Community are subject. Treas. Reg. Section 1.358-6(c)(1).

     (14)  Community will close its taxable year as of the date of the Merger. Interim and Financial Corporation will not close their taxable years merely because of the Merger. Section 381(b); Treas. Reg. Section 1.1502-75(d).

     (15)  For purposes of Section 381, Interim will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, Interim will succeed to and take into account the items of Community described in Section 381(c), 381(a) and Treas. Reg. Section 1.381(a)-1.

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

Scope of the Opinions:

     The opinions contained herein are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations are not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

     Our advice in this opinion letter is expressly limited to the conclusions specifically set forth herein under the heading “Opinions.” Maupin Taylor expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

     In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Yours truly,

Board of Directors
Southern Community Financial Corporation
Board of Directors
The Community Bank
____________, 200_

MAUPIN TAYLOR, P.A.